February 15, 2008

Securities and Exchange Commission
Office of Applications and Report Services
450 5th Street N.W.
Washington, D.C. 20549

The Singapore Fund, Inc. (File #811-06115)

Dear Sir or Madam:

At the request of the Board of Directors of The Singapore Fund, Inc. (the ?Fund?), we have performed an examination of securities owned by the Fund at September 6, 2007, pursuant to Rule 17f-2 of the Investment Company Act of 1940 (the ?Rule?). Enclosed please find Form N-17f-2 accompanied by our report for the Fund stating that we have performed the examination specified in the Rule.
Very truly yours,

/s/ Michael Greaney

Enclosure

cc:  Mr. John O?Keefe, Treasurer, The Singapore Fund, Inc.
(with enclosure)







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